Filed Pursuant to Rule 433

Registration Statement No. 333-133097

Dated October 16, 2007

PRICING TERM SHEET

6.25% Senior Notes due 2018

Issuer:	Yum! Brands, Inc.
Ratings:	Moody’s: Baa2 (negative) / S&P: BBB- (stable) / Fitch: BBB- (stable)
Format:	SEC Registered
Ranking:	Senior Unsecured
Offering Size:	$600,000,000
Trade Date:	October 16, 2007
Settlement Date:	October 19, 2007 (T+3)
Maturity Date:	March 15, 2018
Interest Payment Dates:	Payable semi-annually in arrears on March 15 and September 15
First Pay Date:	March 15, 2008
Treasury Benchmark:	UST 4.75% due August 2017
UST Spot (PX / Yield):	100-23+ / 4.655%
Re-offer Spread to UST:	+165 bps
Re-offer Yield to Maturity:	6.305%
Coupon:	6.250%
Issue Price:	99.592%
Net Proceeds to Issuer:	$593,652,000
Day Count Basis:	30 / 360
Optional Redemption:	Make Whole + 25 bps
CUSIP:	988498 AC5
Bookrunners:	Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., J.P. Morgan Securities Inc.

PRICING TERM SHEET

6.875% Senior Notes due 2037

Issuer:	Yum! Brands, Inc.
Ratings:	Moody’s: Baa2 (negative) / S&P: BBB- (stable) / Fitch: BBB- (stable)
Format:	SEC Registered
Ranking:	Senior Unsecured
Offering Size:	$600,000,000
Trade Date:	October 16, 2007
Settlement Date:	October 19, 2007 (T+3)
Maturity Date:	November 15, 2037
Interest Payment Dates:	Payable semi-annually in arrears on May 15 and November 15
First Pay Date:	May 15, 2008
Treasury Benchmark:	UST 4.75% due February 2037
UST Spot (PX / Yield):	97-17+ / 4.908%
Re-offer Spread to UST:	+200 bps
Re-offer Yield to Maturity:	6.908%
Coupon:	6.875%
Issue Price:	99.575%
Net Proceeds to Issuer:	$592,200,000
Day Count Basis:	30 / 360
Optional Redemption:	Make Whole + 30 bps
CUSIP:	988498 AD3
Bookrunners:	Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., J.P. Morgan Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649, Citigroup Global Markets Inc. toll free at 1-877-858-5407 or J.P. Morgan Securities Inc. collect at 212-834-4533.